Exhibit 99.1


              The First Bancshares, Inc. Announces Annual Dividend

    HATTIESBURG, Miss.--(BUSINESS WIRE)--Jan. 25, 2006--The First Bancshares, Inc (OTCBB:FBMS) today announced that the company's board of directors approved an annual cash dividend of $0.32 per share.
    Approved during the January meeting of the company's board of directors, the cash dividend is payable February 15, 2006, to shareholders of record as of January 30, 2006.
    The First Bancshares, Inc - the parent company of The First, A National Banking Association - has assets of $294 million. Founded in 1996, The First operates 7 offices with locations in Hattiesburg, Laurel, Purvis, Picayune and Pascagoula, Mississippi.
   Investors can access additional corporate information or on-line banking and bill pay services at www.thefirstbank.com.



    CONTACT: The First Bancshares, Inc
             David E. Johnson, 601-268-8998